Exhibit 99.1

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford (443) 213-0506

West Announces Third Quarter 2015 Results
Reports Sales of $344.5 million and Adjusted Diluted EPS of $0.44.
Raises Full-Year 2015 Adjusted Diluted EPS to Range of $1.79 to $1.84.
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA October 29, 2015 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the third quarter of 2015 and updated financial guidance for the full year 2015.

Executive Summary

•	Third quarter 2015 reported sales of $344.5 million were 3.2% below prior-year sales. Net sales at constant currency grew by 5.2% as foreign currency translation reduced reported sales by over 8%.

•	Gross margin improves year-over-year on growth in high-value pharmaceutical packaging sales.

•
Third quarter reported diluted EPS was $0.02. Adjusted diluted EPS of $0.44 excludes a $0.42 non-cash pension-settlement charge. EPS comparisons to the prior-year period are adversely impacted by $0.06 (13.6%) of currency effects.

•	Customer seeks approval for product incorporating Daikyo Crystal Zenith® (CZ) technology and SmartDose® electronic wearable injector advances.

•	Full-year 2015 adjusted diluted EPS estimate raised to be between $1.79 and $1.84.

•	Provides long-term planning estimates.

“Adjusted diluted EPS” and “net sales at constant currency” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.
Executive Commentary
“I’m pleased to report that third-quarter operating results were strong and consistent with our expectations,” said Eric M. Green, Chief Executive Officer, West. “Overall net sales at constant currency grew 5.2%, gross and adjusted operating margins improved by 50 basis points and adjusted diluted EPS equaled the 2014 quarter, despite a six-cent per-share, or nearly 14%, currency headwind.

“Pharmaceutical Packaging Systems (PPS) net sales at constant currency grew 8.5% for the second consecutive quarter, on strong high-value packaging component sales, which also drove higher profit margins. Pharmaceutical Delivery Systems (PDS) net sales at constant currency were 2.6% lower, due in part to the sale of a business last year, and due to net lower sales of proprietary delivery system products. Drug reconstitution system sales declined on changes in the timing of customer orders. SmartDose injector sales were also lower, while CZ product sales increased, both of which reflect the uneven demand associated with early-stage customer product developments.
“The development of our SmartDose electronic wearable injector continues to gain momentum in the marketplace, with multiple active development programs in place, including a recently submitted application to the U.S. Food and Drug Administration (FDA) for Amgen’s Repatha™ (evolocumab). The application is for a 420 mg monthly dose to be administered as a single injection utilizing the SmartDose injector, which features a silicone-free Daikyo Crystal Zenith cartridge and a FluroTec® coated piston containment system.
“We expect a solid fourth quarter and to finish the year in the upper end of our prior guidance range for adjusted diluted EPS, and are raising the lower end of that range accordingly. We now estimate 2015 net sales at constant currency will be in the lower end of our 7% to 8% guidance range and, looking forward to next year, we expect 2016 net sales at constant currency to grow in the range of 6% to 8%.
“We recently concluded our annual long-term strategic planning process, and expect that high-value packaging and proprietary delivery systems for injectable medicines will continue to fuel our growth through the five-year plan period and beyond. Because we have grown and expect to continue to grow, there will be opportunities to better align, scale and leverage our capabilities and asset base to respond to changing markets. By doing that, we expect to enable improvements in service, quality and profitability. We believe we can achieve 2020 revenues in the range of $2.2 billion to $2.4 billion at constant currency, and continue to drive operating margin expansion.
“This is an exciting time for West, as we plan for the continued growth of our business. Our products touch the lives of millions of patients each and every day, and we are well positioned to grow.”
Third Quarter 2015 Results
Reported sales of $344.5 million were 3.2% lower than the prior-year quarter. Net sales at constant currency grew by 5.2%. The growth in high-value packaging components and contract manufacturing sales more than offset declines in proprietary delivery system and disposable device component sales.
Gross profit margin improved 0.5 margin points, to 31.4%, compared to the 2014 quarter, with the impact of a more profitable sales mix, price increases and lower raw material costs being partially offset by increased labor and overhead costs. Consolidated gross profit of $108.3 million was 1.5% lower than in the prior-year period, including $9.0 million, or 8.2%, of adverse currency effects.
R&D costs declined $1.1 million to $8.5 million, or 2.5% of revenue, in the quarter, compared to 2.7% of revenue in the prior-year period. The decline was primarily a result of reallocating resources to customer-funded development work. SG&A costs were $54.6 million, or $1.4 million lower than in the 2014 period. Increases in incentive and other compensation were more than offset by the favorable effect of currency and reduced professional and other service costs.
Adjusted diluted EPS of $0.44 in the current quarter equaled the prior-year quarter, despite $0.06 cents, or 13.6%, of adverse currency effects.
Third Quarter 2015 Business Segment Results
Pharmaceutical Packaging Systems
PPS reported sales were $247.2 million in the quarter, or 1.8% lower than reported in the third quarter of 2014. Third-quarter net sales at constant currency were $273.2 million, or 8.5% higher than the prior-year quarter. High-value packaging component sales grew 14.1% at constant currency, led by Westar® RS (ready-to-sterilize), FluroTec and Teflon®-coated components, and Daikyo components, and comprised 45.9% of product sales, compared to 43.8% in the prior-year period. European sales contributed the most to constant currency sales dollar growth, while Asia and South America again posted strong, double-digit percentage sales gains at constant currency.
The PPS backlog of committed orders at September 30, 2015 was $397 million, or 23% higher than at prior-year end at constant currency. Significantly contributing to growth were demand-driven extensions of lead times for certain high-value products. Process improvements already in place, together with the expected availability of new capacity, are expected to reduce lead times and relieve the backlog during the first half of 2016.
Gross profit of $91.3 million was $2.5 million higher than in the prior-year quarter, despite $8.3 million of unfavorable currency effects. Gross profit margin improved 1.7 margin points to 37.0%, primarily on the positive effects of a more profitable sales mix and selling prices, which were partially offset by higher direct labor and overhead costs.
SG&A costs were substantially unchanged compared to the prior year as $2.8 million of favorable foreign currency effects offset other increases, and were 12.9% of revenue, compared to 12.7% of revenue in the prior-year period. Research and development costs of $3.6 million were $0.9 million lower than in the prior-year period due mostly to project cancellation costs incurred in the prior-year period.
The gross profit improvement combined with the moderately favorable changes in other operating costs resulted in a $3.7 million, or 7.0%, increase in adjusted operating profit, to $56.5 million. Operating margin improved 1.9 margin points, to 22.9%.

Pharmaceutical Delivery Systems
PDS third-quarter sales were $97.6 million, $6.8 million lower than in the prior-year period. Net sales at constant currency were $101.6 million, or 2.6% lower than in the comparable 2014 period, of which 1.4% was attributable to the sale of a contract services business in the third quarter of 2014. Lower sales of drug reconstitution systems were the net effect of customers managing purchases in response to changing demand for their products. SmartDose injector sales were comparatively strong in 2014 on demand for clinical trials that have since concluded. CZ product sales improved $1.5 million, to $6.1 million, as demand for a custom vial increased in advance of a customer’s planned product launch. Overall, proprietary product sales comprised 22.4% of segment sales, compared to 27.5% in the 2014 quarter. Contract manufacturing net sales at constant currency grew 4.0% on increased demand for glucose monitoring and insulin pen products.
Gross profit of $17.0 million was $4.1 million lower than in the comparable 2014 period due to the lower reconstitution system and SmartDose injector sales, in addition to $0.7 million of adverse currency effects. As a result, gross margin declined from 20.3% to 17.3%.
SG&A costs of $10.5 million were down $1.2 million, primarily as a result of lower selling costs associated with sales of reconstitution devices. R&D costs of $4.9 million were $0.2 million lower than in the prior-year period, primarily due to redirecting personnel to customer-funded development projects.
Reductions in SG&A costs partially mitigated the impact of lower gross profit, yielding an operating profit of $1.3 million, compared to $4.8 million in the 2014 period.
Corporate and Other
General corporate costs and stock-based compensation were substantially unchanged compared to the 2014 period. U.S. pension expense declined $0.2 million, to $1.5 million, primarily because of changes in actuarial assumptions and asset valuations at the outset of 2015.
A $49.0 million non-cash pension-settlement charge is excluded from the measurement of adjusted operating profit, as is described in “Non-GAAP Financial Measures” below. The charge was incurred in connection with the purchase of a group annuity contract for pre-2015 retirees and their beneficiaries, and is expected to reduce the size of the Company’s investment and interest rate risks without diminishing retiree security.
Net interest expense increased $0.5 million to $3.2 million due primarily to recognition in the prior-year period of interest income in connection with a tax settlement.
The estimated annual effective tax rate (ETR) for 2015 used in determining adjusted net income for the nine months ended is 27.8%, compared to 27.9% in 2014. The decrease is attributed primarily due to changes in the geographic mix of earnings. Third quarter 2015 results reflect the year-to-date effect of a reduction in the estimated 2015 ETR from the second quarter. These rates exclude the tax effect of items excluded from adjusted net income and described under “Non-GAAP Financial Measures” below.
Full-Year 2015 Financial Guidance

West’s expected full-year 2015 revenue and EPS guidance are as follows:

(in millions, except EPS)	2015 Estimated Guidance	Prior Guidance
Consolidated net sales	$1,400 to $1,415	$1,400 to $1,430
Consolidated gross profit margin (% of sales)	32.3% to 32.8%	32.0% to 32.5%
Pharmaceutical Packaging Systems sales	$1,000 to $1,010	$990 to $1,010
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	37.7% to 38.1%	37.1% to 37.6%
Pharmaceutical Delivery Systems sales	$400 to $405	$410 to $420
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	18.5% to 19.5%	19.4% to 19.9%
Full-Year adjusted diluted EPS	$1.79 to $1.84	$1.74 to $1.84

The estimated guidance for revenue reflects sales and results based on currently prevailing exchange rates. The Company now expects 2015 net sales at constant currency to grow in the low end of the 7% to 8% range included in prior guidance.
The principal currency assumption used in preparing these estimates is the translation of the euro at $1.10 for the remainder of 2015. The comparable weighted-average euro/U.S. dollar exchange rate for 2014 was $1.33. The expected adverse effects of currency on comparisons of 2015 to 2014 are approximately $120 million of sales and between $0.26 and $0.28 of adjusted diluted EPS.
The 2015 adjusted diluted EPS guidance excludes any impact of the devaluation of the Venezuelan bolivar, as the Company continues to operate under the official exchange rate. It also excludes the items excluded from adjusted net income in 2015 as described in “Non-GAAP Financial Measures” below, and any similar items that may be incurred during the remainder of 2015.
The Company estimates its 2015 capital spending at between $145 million and $155 million, including approximately $26 million related to the planned new facility in Waterford, Ireland.
2016 Revenue and Long-Term Outlook
The Company indicated that it expects revenue to grow between 6% and 8% in calendar year 2016 compared to its current estimates for 2015 at constant exchange rates. Growth in high-value packaging components is expected to be in the 10% to 11% range, while growth in sales of PDS proprietary products will continue to depend on the further, pre-commercial development efforts of customers and customer introductions of commercial products incorporating CZ technology and the SmartDose injector.
Updates to the Company’s long-term financial goals include organic growth that is expected to achieve 2020 revenues of between $2.2 billion and $2.4 billion, and generate a consolidated operating profit margin in the range of 19% to 23%. The Company maintained its estimates of capital spending to average in the range of $150 million to $175 million per year over the five-year planning period.
The planning goals for PPS are achievable through a more profitable mix of products, which are expected to be driven by still-growing demand for higher-quality pharmaceutical packaging components. In support of those objectives, the Company recently converted its Kinston, NC facility, is adding capacity in Singapore and is constructing a new, multi-purpose facility in Waterford, Ireland that will support growth in specialized and high-value packaging.
The achievement of PDS sales and profitability goals will depend in large part on customer adoption of the Company’s newer proprietary products and systems for further clinical and commercial use, including Daikyo CZ insert-needle prefillable syringes, CZ technology in other containment and delivery formats, the SmartDose injector, and safety, reconstitution and administration devices. The further commercialization of these products will require that our customers initiate and complete all stability, clinical and manufacturing testing and qualification that may be relevant, and ultimately obtain regulatory approval of each of their finished products that will incorporate the Company’s components and systems.
The Company updates its high-level, long-term objectives in order to help investors, employees and other stakeholders better understand the strategic value of current and planned capital and research and development investments. As such, the revenue and profitability goals are not intended to predict actual results in any future period, but to indicate management’s estimates of what it reasonably believes to be achievable in that time frame.
Third-Quarter Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 60682964.
A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the site three hours after the live call and will be available through Thursday, November 5, 2015, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 60682964.

Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.
Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the year ended December 31, 2014.
Non-GAAP Financial Measures
This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt-to-total invested capital

West believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three and nine-month periods presented in the accompanying tables:
Pension settlement charge - During the three and nine months ended September 30, 2015, we recorded a $49.0 million pension settlement charge in connection with our purchase of a group annuity contract from Metropolitan Life Insurance Company (“MetLife”) to settle $139.4 million of our $313.6 million outstanding pension benefit obligations under our U.S. qualified pension plan. MetLife will assume the obligation to pay future pension benefits and provide administrative services beginning November 1, 2015 for approximately 1,750 retirees and surviving beneficiaries who retired before January 1, 2015 and are currently receiving payments from this plan. The purchase was funded directly by plan assets.
Executive retirement and related costs - During the nine months ended September 30, 2015, we recorded a $10.9 million charge for executive retirement and related costs, including $2.4 million for a long-term incentive plan award for the Company’s previous chief executive officer, (“CEO”), $8.0 million for the revaluation of modified outstanding awards to provide for continued vesting for the Company’s previous CEO and Senior Vice President of Human Resources in conjunction with their retirement, and $0.5 million for other costs, including relocation and legal fees.
License costs - During the three and nine months ended September 30, 2014, we recorded a $1.2 million charge for license costs associated with acquired in-process research.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
Net sales	$344.5	100%	$355.9	100%	$1,040.1	100%	$1,071.6	100%
Cost of goods and services sold	236.2	69	246.0	69	703.9	68	733.5	68
Gross profit	108.3	31	109.9	31	336.2	32	338.1	32
Research and development	8.5	2	9.6	3	24.1	2	29.5	3
Selling, general and administrative expenses	54.6	16	56.0	16	170.6	16	169.9	16
Other expense, net	48.7	14	0.3	—	58.1	6	1.3	—
Operating (loss) profit	(3.5)	(1)	44.0	12	83.4	8	137.4	13
Interest expense, net	3.2	1	2.7	—	9.9	1	10.0	1
(Loss) income before income taxes	(6.7)	(2)	41.3	12	73.5	7	127.4	12
Income tax (benefit) expense	(6.6)	(2)	11.7	3	15.1	1	35.5	3
Equity in net income of affiliated companies	1.6	—	1.4	—	3.8	—	3.8	—
Net Income	$1.5	—%	$31.0	9%	$62.2	6%	$95.7	9%

Net income per share:
Basic	$0.02		$0.44		$0.86		$1.35
Assuming dilution	$0.02		$0.43		$0.85		$1.32

Average common shares outstanding	72.2		71.0		71.9		70.8
Average shares assuming dilution	73.9		72.6		73.6		72.5

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales:	2015	2014	2015	2014
Pharmaceutical Packaging Systems	$247.2	$251.7	$749.3	$772.6
Pharmaceutical Delivery Systems	97.6	104.4	291.7	299.5
Eliminations	(0.3)	(0.2)	(0.9)	(0.5)
Consolidated Total	$344.5	$355.9	$1,040.1	$1,071.6

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$56.5	$52.8	$179.2	$167.1
Pharmaceutical Delivery Systems	1.3	4.8	4.8	8.3
US pension expense	(1.5)	(1.7)	(4.4)	(5.5)
Stock-based compensation expense	(3.6)	(3.6)	(14.0)	(12.5)
General corporate costs	(7.2)	(7.1)	(22.3)	(18.8)
Adjusted Operating Profit	$45.5	$45.2	$143.3	$138.6
Pension settlement charge	(49.0)	—	(49.0)	—
Executive retirement and related costs	—	—	(10.9)	—
License costs	—	(1.2)	—	(1.2)
Reported Operating (Loss) Profit	$(3.5)	$44.0	$83.4	$137.4

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Three months ended September 30, 2015	Operating (loss) profit	Income tax (benefit) expense	Net income	Diluted EPS
Reported (GAAP)	$(3.5)	$(6.6)	$1.5	$0.02
Pension settlement charge	49.0	17.9	31.1	0.42
Adjusted (Non-GAAP)	$45.5	$11.3	$32.6	$0.44

Nine months ended September 30, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$83.4	$15.1	$62.2	$0.85
Pension settlement charge	49.0	17.9	31.1	0.42
Executive retirement and related costs	10.9	4.0	6.9	0.09
Adjusted (Non-GAAP)	$143.3	$37.0	$100.2	$1.36

Three months ended September 30, 2014	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$44.0	$11.7	$31.0	$0.43
License costs	1.2	0.4	0.8	0.01
Adjusted (Non-GAAP)	$45.2	$12.1	$31.8	$0.44

Nine months ended September 30, 2014	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$137.4	$35.5	$95.7	$1.32
License costs	1.2	0.4	0.8	0.01
Adjusted (Non-GAAP)	$138.6	$35.9	$96.5	$1.33

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three months ended September 30, 2015	PPS	PDS	Eliminations	Total
Reported net sales (GAAP)	$247.2	$97.6	$(0.3)	$344.5
Effect of changes in currency translation rates	26.0	4.0	—	30.0
Net sales at constant currency (Non-GAAP)(1)	$273.2	$101.6	$(0.3)	$374.5

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Nine months ended September 30, 2015	PPS	PDS	Eliminations	Total
Reported net sales (GAAP)	$749.3	$291.7	$(0.9)	$1,040.1
Effect of changes in currency translation rates	85.3	14.7	—	100.0
Net sales at constant currency (Non-GAAP)(1)	$834.6	$306.4	$(0.9)	$1,140.1

Reconciliation of adjusted diluted EPS guidance to reported diluted EPS guidance

Full Year 2015 Guidance(2) (3)
Adjusted diluted EPS guidance	$1.79 to $1.84
Executive retirement and related costs	(0.09)
Pension settlement charges	(0.42 to 0.46)
Reported diluted EPS guidance	$1.24 to $1.33

(1)
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

(2)
Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.10 for the remainder of 2015. Actual results will vary as a result of exchange rate variability. Please refer to “Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS.

(3)	The 2015 consequences of those items described in “Non-GAAP Financial Measures,” and similar items that may be incurred during 2015, are excluded from the adjusted diluted EPS guidance for 2015.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Nine Months Ended September 30,
	2015	2014
Depreciation and amortization	$66.6	$68.0
Operating cash flow	$144.4	$136.9
Capital expenditures	$86.8	$84.8

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of September 30, 2015	As of December 31, 2014
Cash and cash equivalents	$256.8	$255.3
Debt	$302.5	$336.7
Equity	$995.3	$956.9
Net debt-to-total invested capital(4)	4.4%	7.8%
Working capital	$381.0	$406.8

(4) Net debt and total invested capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® and Daikyo CZ® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.
Teflon® is a registered trademark of DuPont.